Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Alere Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-110716, 333-116659, 333-124461, 333-128017, 333-134412, 333-134574, 333-138889, 333-138919, 333-145249 and 333-158542) and Form S-8 (Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994, 333-128937, 333-139878, 333-144258, 333-145893, 333-147242, 333-147585, 333-148573, 333-149264, 333-150793, 333-152362, 333-160279, 333-160280, 333-161373 and 333-170842) of Alere Inc. (formerly known as Inverness Medical Innovations, Inc.) (the “Company”) of our report dated February 26, 2010, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2011.

/s/ BDO USA, LLP

Boston, Massachusetts

February 29, 2012